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                                                                   EXHIBIT 10.15

                                                                    WARNER BROS.
                                                                 DOMESTIC PAY-TV
                                                        CABLE & NETWORK FEATURES

                                                     1325 Avenue of the Americas
                                                        New York, New York 10019
                                                                    212 506-4355
                                                               Fax: 212 506-4385
                                      E-mail: christine-labrecque@warnerbros.com

January 20, 2000


Mr. Joanne Hedgcock
Manager - Programming Operations
Hotel Movie Network
1545 N. McQueen, Suite 4
Gilbert, AZ 85233


Dear Joanne:

The following, are the major points of an Agreement between Warner Bros. Domestic Pay-TV, Cable and Network Features (WB) and Hotel Movie Network
(HMN). HMN, a subsidiary of C-3D Digital, is a distributor of motion pictures and other product to the hotel industry. HMN serves approximately 7,800 rooms (as of 1/20/2000) in venous locations throughout the United States and Canada; approximately 2,800 rooms are VOD-enabled, the remaining 5,000 rooms offer scheduled PPV movies.

1.   Term:  One (1) year (February 1, 2000 - January 31, 2001.

2. Titles: HMN agrees to schedule all titles (other than subtitled films and documentaries distributed to the Hotel pay-per-view marketplace by WB with a domestic box office of more than $10 million (as repotted in the issue of Weekly Variety' published immediately preceding a given feature's release date to the hotel marketplace). Title(s) with box office of less than $10 million (and/or subtitled nines or documentaries) will be negotiated individually.

3. License Fees: HMN will remit to WB an Advance Guarantee for every licensed title prior to release of master tapes. The Total License Fee will be calculated as the total number of Buys from HMN serviced hotel rooms multiplied by the greater of the following percentage of the

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     gross ticket price (i.e. the retail price charged to the guest) or S3.66 minimum, fee per buy. The Advance Guarantee shall be subtracted from the Total License Fee, but in no case shall WB receive less than the Advance Guarantee amount. A "buy. shall be defined as any successful transmission of the Titles, including all employee views and promotional giveaways, License fees for titles with box office less than $10 million (indoor subtitled films or documentaries) will be negotiated individually.

------------------------------------------------------------------------------------------------------------------
    DOMESTIC              ADVANCE          MONTH         MONTH       MONTH       MONTH          ROOMBASE /MIN.
   BOX OFFICE            GUARANTEE           1             2           3           4            LICENSE PERIOD
------------------------------------------------------------------------------------------------------------------
Over $100 million          $2,000           50%           50%         50%         49%         100% - Three Months
------------------------------------------------------------------------------------------------------------------
$50 - $99.9 million        $1,500           50%           50%         50%         48.5%       100% - Three Months
------------------------------------------------------------------------------------------------------------------
$10 - $49.9 million        $1,000           50%           50%         48.5%       46%         100% - Two Months
------------------------------------------------------------------------------------------------------------------


4. Availability Dates. Titles will be made available no later than 6 months after the month of wide theatrical release, with the exception of those delayed for Academy Award consideration. (Titles later than 6 months after theatrical, with the exception of Academy Award delayed pictures, will be negotiated separately.) Only two (2) Academy Award titles will be included during the one (1) year Term.

5. Payment Terms: Advance Guarantees shall be paid no later than the 1st of the month preceding the availability month. All additional payments shall be made not later than forty-five (45) days after the month of exhibition. HMN shall deliver to We a detailed statement (due fifteen
     (15) days following the month in which WB product is exhibited) setting forth: the total amounts due with respect to each picture for that month including gross revenue (and applicable retail rates charged), the total number of HMN serviced properties, the total number of rooms, and a buy rate summary for each picture (which includes number of title rentals and respective percentage of total rentals).

6. Marketing: HMN mill utilize the marketing materials made available by WB. WB will make materials available in a timely fashion. HMN may promote any title 30 days in advance of availability to the public; 60 days in advance to the trade, Concurrent with placement in hotels, HMN shall provide WB with copies of room cards, guides, and any other promotional material (i.e. on-air promotions, Preview channel tapes, etc.) whereby HMN utilizes WB marketing materials.

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7.   Materials:  Tapes (including Masters) and other duplication materials will be delivered to HMN at HMN's cost Promotional materials (i.e. press kits, color artwork, etc.) will be made available at WB's cost. HMN will request from WB a broadcast quality dub of the Master (in the appropriate font) not easier than 60 days in advance of the availability period commencement date.

8.   Editing:  Titles may not be edited in any way.

9. Time-Compression: WB may deliver time-compressed versions for time slot considerations. The decision to time-compress will rest solely with WB.

10. Erasure: Immediately following the end of the license period for each respective picture, all tapes will be degaussed (and appropriate certificates forwarded to WB) unless WB requests that tapes be resumed to WB.

11. System/Security: Movies will be delivered via VOD and/or Scheduled systems. Both systems operate with videotape materials. The picture quality and security of the overall system must meet with the approval of WB. If at any time WB is not satisfied with the quality of the signal or the Security of the system, WE] shall have the right to terminate the agreement.

12.  Audit Rights:  See Exhibit "A"

If the foregoing meets with your understanding, please sign below in the space set forth.

                                           Yours sincerely,


                                           /s/ Christine W. Labrecque
                                           ------------------------------------
                                           Christine W. Labrecque
                                           Vice President, PPV & VOD

ACCEPTED AND AGREED:


/s/ Joanne Hedgcock                        /s/ Paul D.H. LaBarre
-------------------------------------      ------------------------------------
Joanne Hedgcock                            Paul D.H. LaBarre
Manager - Programming Operations           VP of Television Operations
Hotel Movie Network                        Hotel Movie Network


cc:      J. Calman


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                                   EXHIBIT "A"

                              ACCOUNTING PROVISIONS

The following provisions shall be applicable to the payment of Warner's license fee and the audit of the books and records of Licensee:

         (a) Warner shall have the right, upon reasonable written notice and during normal business hours, to audit, check and copy ("Audit') the books and records of Licensee (and/or its affiliated hotels ("Affiliates") in the event that the Agreement to which this Exhibit is attached provides for Affiliates) relating to licensee's service and the computation, collection and remittance of license fees to Warner. Such books and records shall be maintained at the principal executive offices of Licensee and/or Affiliate at all times throughout the Tarns and any renewal and for three years thereafter. Such right to audit shall not be exercised more frequently than once in any calendar year (except for follow up audit if material differences found) and shall be limited to statements rendered to Warner within three (3) years of the commencement of the Audit, provided, however, that Warner shall have the right to exercise its right to Audit an Affiliate notwithstanding that Licensee may have recently completed an Audit. The exercise by Warner or any right to check or to audit at any time(s) or the acceptance try Warner of any statement or payment shall be without prejudice to any of the rights or remedies of Warner and shall not bar Warner from thereafter disputing the accuracy of such payment or statement and Licensee and/or its Affiliates shall remain fully liable for any balance due under the terms of this Agreement.'

(b) Any and all amounts which are not paid to Warner (whether such amounts are payments provided for in the agreement to which this Exhibit is attached or such amounts were determined to be due on an audit) at the time and in the manner specified in the Agreement shall accrue interest at a rate of one and one-half (11/2%) percent per month (pro-rated on a daily basis).

(c) Warner shall have the right to review all audits of Affiliates performed by Licensee. Only Warner shall have the right to negotiate or settle with Licensee or an Affiliate for any amount less than 100% of 'tine amount determined by an audit.

O Warner shall be paid for any successful transmission of the Programs, including all employee views and promotional giveaways.

(e)  If collections are performed by a third panty, reporting must be by:

(i)    Title

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(ii)   Channel (if applicable).
(iii)  Distinguish buys by different retail prices
(iv)   Number of buys even if zero.
(v)    Exhibition periods
(vi)   Accounts Receivable balances, including uncollected amounts.









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